Exhibit 2.1

First Amendment to Merger Agreement

This FIRST Amendment to THE AGREEMENT AND PLAN OF Merger (this “Amendment”), dated as of July 19, 2023, is entered into by and among Edify Acquisition Corp., a Delaware corporation (“Buyer”), Edify Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of Buyer (“Merger Sub”), and Unique Logistics International, Inc., a Nevada corporation (the “Company”). Buyer, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of December 18, 2022 (the “Merger Agreement”);

WHEREAS, pursuant to Section 12.10 of the Merger Agreement, the Merger Agreement may be amended in whole or in part, by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and

WHEREAS, the Parties hereto wish to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination. Section 11.01(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“by written notice to the Company from Buyer if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 20 Business Days (or any shorter period of the time that remains between the date Buyer provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by the Company of notice from Buyer of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before January 20, 2024 (the “Termination Date”); provided, that, if any bona fide Action for specific performance or other equitable relief by the Company with respect to this Agreement or any other Transaction Agreement or otherwise with respect to the Transaction is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Extended Termination Date”); provided, further, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Buyer’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;”

3. No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and the Parties shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

4. Governing Law; Jurisdiction; Jury Trial Waiver. Section 12.06 and Section 12.12 of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Amendment.

5. Further Assurance. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Amendment transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Amendment.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

EDIFY ACQUISITION CORP.

By:	/s/ Morris Beyda
Name:	Morris Beyda
Title:	Chief Financial Officer

EDIFY MERGER SUB, INC.

By:	/s/ Morris Beyda
Name:	Morris Beyda
Title:	President

Signature Page to Amendment to Merger Agreement

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

UNIQUE LOGISTICS INTERNATIONAL, INC.

By:	/s/ Sunandan Ray
Name:	Sunandan Ray
Title:	Chief Executive Officer

Signature Page to Amendment to Merger Agreement

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